As of January 1, 1996


Philippe P. Dauman
655 Park Avenue
New York, NY 10021

Dear Mr. Dauman:


      Viacom Inc. ("Viacom"), having an address at 1515 Broadway, New York, New York 10036, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

      l. Term. The term of your employment hereunder shall commence on January 1, 1996 and, unless terminated by Viacom or you pursuant to paragraph 8 hereof, shall continue through and until December 31, 2000. The period from January 1, 1996 through December 31, 2000 shall hereinafter be referred to as the "Employment Term" notwithstanding any earlier termination pursuant to paragraph 8.

      2. Duties. During the Employment Term, you agree to devote your entire business time, attention and energies to the business of Viacom and its subsidiaries. This is not intended to prevent you from engaging in other activities that do not conflict with or interfere with the performance of your duties and responsibilities hereunder. You will be Deputy Chairman and Executive Vice President, General Counsel and Chief Administrative Officer and Secretary of Viacom reporting directly and solely to the Chairman of the Board of Viacom (the "Chairman"), and you agree to perform such duties, and such other duties reasonable and consistent with such office as may be assigned to you from time to time by the Chairman. You will have such authority as is necessary for the performance of your obligations hereunder. You shall serve as a member of the Board of Directors of Viacom. Your principal place of business shall be at Viacom's headquarters in the New York City metropolitan area and you shall not be required to relocate outside of the New York City metropolitan area.

      3.    Compensation.

            (a) Salary: For all the services rendered by you in any capacity hereunder, Viacom agrees to pay you the sum of One Million Dollars ($1,000,000) per annum ("Salary"), payable in accordance with Viacom's then effective payroll practices.

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Philippe P. Dauman
January 1, 1996
Page 2


            (b) Bonus Compensation: In addition to your Salary, you shall be entitled to receive bonus compensation for each of the calendar years during the Employment Term, determined and payable as follows ("Bonus"):

            (i) Your Bonus for each of the calendar years during the Employment Term will be based upon a measurement of performance against objectives in accordance with Viacom's Short-Term Incentive Plan and its Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (collectively, the "STIP"), which objectives shall be no less favorable to you than the objectives used to determine the amount of bonus payable to any other executive of Viacom whose bonus is based in whole or in part on corporate performance and who participates in the STIP.

            (ii) Your Target Bonus for each of the calendar years during the Employment Term shall be 250% of Salary and Deferred Compensation (as defined in paragraph 3(c)) for such calendar year.

            (iii) Your Bonus for any calendar year shall be payable by February
                  28 of the following year.

            (c) Deferred Compensation: In addition to your Salary and Bonus, you shall earn, in respect of calendar year 1997 and each calendar year during the Employment Term after 1997, an additional amount ("Deferred Compensation"), the payment of which (together with the return thereon as provided in this paragraph 3(c)) shall be deferred until January of the first calendar year following the year in which you cease to be an executive officer of Viacom for purposes of the Securities Exchange Act of 1934, as amended. The amount of Deferred Compensation for calendar year 1997 shall be One Hundred Thousand Dollars ($100,000); for each subsequent calendar year during the Employment Term, the amount of Deferred Compensation shall be the excess of (X) 110% of the aggregate amount of the Salary and Deferred Compensation earned during the immediately preceding calendar year over (Y) $1,000,000 (e.g. the Deferred Compensation for the 1998 calendar year shall be ((110% x ($1,000,000 + 100,000)) - $1,000,000) =
$210,000). Deferred Compensation shall be credited to a bookkeeping account maintained by Viacom on your behalf, the balance of which account shall periodically be credited (or debited) with deemed positive (or negative) return calculated in the same manner, and at the same times, as the deemed return on your account under the excess 401(k) plan of Viacom (as such plan may be amended from time to time) is determined. Viacom's obligation to pay the Deferred Compensation (including the return thereon provided for in this paragraph 3(c)) shall be an unfunded obligation to be satisfied from the general funds of Viacom.


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Philippe P. Dauman
January 1, 1996
Page 3


            (d)   Long-Term Incentive Plans.

            (i) Special Grant: You have been awarded a special grant (the "Special Grant") under Viacom's 1994 Long-Term Management Incentive Plan (the "1994 LTMIP") of stock options to purchase Two Hundred Fifty Thousand (250,000) shares of Viacom's Class B Common Stock, effective as of January 29, 1996 (the "Date of Special Grant"), with an exercise price of $40 for each share. The Special Grant shall vest in three equal installments on the second, third and fourth anniversaries of the Date of Special Grant.

            (ii) Annual Grants: In addition to the Special Grant, you shall receive an annual grant (the "Annual Grant") for each calendar year during the Employment Term under the 1994 LTMIP or any successor plans (collectively, the "LTMIP") of stock options to purchase One Hundred Fifty Thousand (150,000) shares of Class B Common Stock; provided, that the amount of each Annual Grant shall not be less than the amount of the second largest grant awarded to any executive of Viacom under the LTMIP; and provided, further, that the amount of the Annual Grant shall be adjusted in the event of a stock split or a stock dividend. Each Annual Grant shall be made as of August 1st or the date as of which the Compensation Committee of the Viacom Board of Directors shall award the major stock option grant under the LTMIP to Viacom's senior executives for such calendar year. Each Annual Grant shall vest in three equal installments on the second, third and fourth anniversaries of the date of grant.


      4.    Benefits.

            (a) You shall be entitled to participate in such medical, dental and life insurance, 401(k), pension and other plans as Viacom may have or establish from time to time and in which you would be entitled to participate pursuant to the terms thereof. The foregoing, however, shall not be construed to require Viacom to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement; provided, however, that no modification of any plans in which you participate shall be made which results in treating you less favorably than other senior executives of Viacom. It is further understood and agreed that all benefits you may be entitled to as an employee of Viacom shall be based upon your Salary, as set forth in paragraph 3(a) hereof, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit

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Philippe P. Dauman
January 1, 1996
Page 4


plan expressly provides otherwise. You shall be entitled to four (4) weeks vacation.

            (b) Viacom shall provide you with no less than Five Million Dollars ($5,000,000) of life insurance during the Employment Term. You shall have the right to assign the policy for such life insurance to your spouse or issue or to a trust or trusts primarily for the benefit of your spouse and/or issue.

            (c) In addition to the benefits described in paragraph 4(a) and (b) hereof, Viacom agrees that the benefits payable under the Excess Pension Plan shall be calculated as though nine (9) years of benefit service were added to your actual credited years of benefit service at the time of your termination.

      5. Business Expenses. During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to senior executives of Viacom. You shall be entitled to a car allowance and insurance in accordance with Viacom's policy.

      6.    Exclusive Employment, Confidential Information, Etc.

            (a) Non-Competition. You agree that your employment hereunder is on an exclusive basis, and that during the shorter of (x) the Employment Term and
(y) one (1) year after the termination of your employment pursuant to paragraph 8(b) or 8(c) hereof or eighteen (18) months after the termination of your employment pursuant to paragraph 8(a) hereof (the "Non-Compete Period"), you will not engage in any other business activity which is in conflict with your duties and obligations hereunder. You agree that during the Non-Compete Period you shall not directly or indirectly engage in or participate as an officer, employee, director, agent of or consultant for any business directly competitive with that of Viacom, nor shall you make any investments in any company or business competing with Viacom except as described in your memorandum to Frank
J. Biondi dated January 25, 1993; provided, however, that nothing herein shall prevent you from investing as less than a one (1%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

            (b) Confidential Information. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Viacom or any of its affiliates (except as may be required by law or in the performance of your duties hereunder consistent with Viacom's policies) and that you will comply with any confidentiality obligations of Viacom to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to

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Philippe P. Dauman
January 1, 1996
Page 5


include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

            (c) No Employee Solicitation. You agree that, during the Employment Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ, or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Viacom or any of Viacom's affiliates.

            (d) Viacom Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Viacom and/or any of its affiliates and any works in progress, shall be works-made-for-hire and Viacom shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Viacom determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Viacom under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to Viacom, and Viacom shall have the right to use the same in perpetuity throughout the universe in any manner Viacom determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Viacom, do any and all things which Viacom may deem useful or desirable to establish or document Viacom's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 6(d) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Viacom of any rights of ownership to which Viacom may be entitled by operation of law by virtue of Viacom or any of its affiliates being your employer.

            (e) Litigation. You agree that, during the Employment Term, for one
(1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your own attorneys and tax advisors and, except to the extent necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving any of Viacom's affiliates, other than any litigation or

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Philippe P. Dauman
January 1, 1996
Page 6


other proceeding in which you are a party-in-opposition, without giving prior notice to Viacom or Viacom's counsel, and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Viacom's counsel.

            (f) No Right to Write Books, Articles, Etc. During the Employment Term, except as authorized by Viacom, you shall not prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, concerning Viacom or any of Viacom's affiliates or any of their officers, directors, agents, employees, suppliers or customers.

            (g) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Viacom or any of its affiliates shall remain the exclusive property of Viacom. In the event of the termination of your employment for any reason, Viacom reserves the right, to the extent permitted by law and in addition to any other remedy Viacom may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any debt you owe to Viacom or any of its affiliates at the time of or subsequent to the termination of your employment with Viacom, and (ii) the value of the Viacom property which you retain in your possession after the termination of your employment with Viacom. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

            (h) Non-Disparagement. You and, to the extent set forth in the next sentence, Viacom agree that each party shall not, during the Employment Term and for one (1) year thereafter criticize, ridicule or make any statement which disparages or is derogatory of the other party in any communications with any customer or client. Viacom's obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above.

            (i) Injunctive Relief. Viacom has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 6(a) through (h) hereof will result in irreparable damage to Viacom, and, accordingly, Viacom may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Viacom.

            (j) Survival; Modification of Terms. Your obligations under paragraphs 6(a) through (i) hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Employment

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Philippe P. Dauman
January 1, 1996
Page 7


Term pursuant to paragraph 8 hereof or otherwise; provided, however, that your obligations under paragraph 6(a) shall cease if you terminate your employment for "Good Reason" or Viacom terminates your employment without "cause" (as such terms are defined in paragraph 8) and you notify Viacom in writing that you have elected to waive your right to receive, or to continue to receive, payments and benefits pursuant to clauses (i), (ii), (iii), (iv), (v) and (vi) of paragraph 8(d). You and Viacom agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of Viacom that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

      7. Incapacity. In the event you become totally medically disabled at any time during the Employment Term and are not expected to be able to substantially perform your duties for a six (6) month period, the Chairman, at any time after such disability has in fact continued for 60 consecutive days, may determine that Viacom requires such duties and responsibilities be performed by another executive. In the event you become disabled, you will first receive benefits under Viacom's short-term disability program for the first 26 weeks of consecutive absence. Thereafter, you will be eligible to receive benefits under Viacom's Long-Term Disability ("LTD") program in accordance with its terms. Upon receipt of benefits under the LTD program, you will also be entitled to receive, subject to applicable withholding taxes:

      (i) a Target Bonus pro-rated for the portion of calendar year through the date on which you become eligible to receive benefits under the LTD program, payable at the time the Bonus for such calendar year would otherwise be paid;

      (ii) pro-rated Deferred Compensation for the calendar year in which such benefits commence and Deferred Compensation attributable to prior calendar years, payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the calendar year following the calendar year in which such benefits commence; and

      (iii) the following with respect to grants to you under Viacom's 1989 Long-Term Management Incentive Plan (the "1989 LTMIP") and the LTMIP (the 1989 LTMIP and the LTMIP are collectively referred to as the "LTMIP Plans"):

            (x) stock options granted to you under the LTMIP Plans which are exercisable on or prior to the date as of which benefits

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Philippe P. Dauman
January 1, 1996
Page 8


                  commence under the LTD program or that would have vested and become exercisable on or before the last day of the Employment Term will be exercisable for one (1) year after the date as of which such benefits commence or, if earlier, the expiration date of the stock options; and

            (y) stock options that would have been granted to you under the LTMIP Plans pursuant to paragraph 3(d)(ii) shall be granted with an exercise price equal to the closing price of the Class B Common Stock on the date of grant and such options will be exercisable during the period commencing six (6) months after the date of grant (or such earlier date as may be permitted under the LTMIP Plans) and ending on the earlier of (A) two
                  (2) years after the date of grant, or (B) the later of the end of the Employment Term or one (1) year after the date of grant;


In the event that you thereafter become able to substantially perform your duties, you will then be entitled to receive from Viacom your Salary and Deferred Compensation at the rate being paid to you immediately prior to the commencement of such disability, and your Bonus calculated pursuant to paragraph 3(b) hereof, through the remainder of the Employment Term reduced by any employment compensation earned by you for any work or service performed for any other person.

8.    Termination.

            (a) Termination for Cause. Viacom may, at its option, terminate this Agreement forthwith for "cause", and Viacom shall thereafter have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits under this Agreement. For purposes of this Agreement, termination of this Agreement for "cause" shall mean termination for embezzlement, fraud or other conduct which would constitute a felony, conviction of a felony, or willful unauthorized disclosure of confidential information, or if you at any time materially breach this Agreement (including, without limitation, your failure, neglect of or refusal to substantially perform your obligations hereunder as set forth in paragraphs 2 and 11 hereof), except in the event of your disability as set forth in paragraph 7. Anything herein to the contrary notwithstanding, Viacom will give you written notice prior to terminating this Agreement for your material breach setting forth the exact nature of any alleged breach and the conduct required to cure such breach. You shall have ten (10) business days from the giving of such notice within which to cure and within which period Viacom cannot terminate this Agreement for the stated reasons.


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Philippe P. Dauman
January 1, 1996
Page 9


            (b) Good Reason Termination. You may terminate your employment hereunder for "Good Reason" at any time during the Employment Term by written notice to Viacom not more than thirty (30) days after the occurrence of the event constituting "Good Reason". Such notice shall state an effective date no later than ten (10) business days after the date it is given. Good Reason shall mean any of the following, without your prior written consent, other than in connection with the termination of your employment for "cause" (as defined above) or in connection with your permanent disability:

            (i) the assignment to you by Viacom of duties substantially inconsistent with your positions, duties, responsibilities, titles or offices or the withdrawal of a material part of your responsibilities or a change in your reporting relationship, as set forth in paragraph 2;

            (ii) a reduction by Viacom in your Salary or Target Bonus as in effect at the date hereof or as the same may be increased from time to time during the Employment Term;

           (iii) Viacom's requiring you to be based anywhere other than the New York City metropolitan area, except for required travel on Viacom's business to any extent substantially consistent with business travel obligations of other senior executives of Viacom;

            (iv) your failure to receive the Annual Grants under the LTMIP
                 Plans pursuant to paragraph 3(d)(ii); or

            (v) the material breach by Viacom of its material obligations hereunder.

            (c) Termination Without Cause. Viacom may terminate your employment hereunder without "cause" (as defined above) at any time during the Employment Term by written notice to you.

            (d) Termination Payments, Etc. In the event that your employment terminates pursuant to paragraph 8(b) or 8(c) hereof, you shall be entitled to receive, subject to applicable withholding taxes:

            (i) your Salary as provided in paragraph 3(a) until the end of the Employment Term, payable in accordance with Viacom's then effective payroll practices;

            (ii) bonus compensation for each calendar year during the Employment Term equal to your Target Bonus as set forth in paragraph 3(b);

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Philippe P. Dauman
January 1, 1996
Page 10


            (iii) Deferred Compensation for each calendar year during the
                  Employment Term after 1996 as set forth in paragraph 3(c); Deferred Compensation attributable to the calendar year in which the termination pursuant to paragraph 8(b) or 8(c) hereof occurs and to prior calendar years shall be payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the calendar year following such termination; and Deferred Compensation attributable to subsequent calendar years shall be payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the following calendar year;

            (iv) your car allowance and insurance as provided in paragraph 5 until the end of the Employment Term, payable in accordance with Viacom's then effective payroll practices;

            (v) medical and dental insurance coverage under COBRA until the end of the Employment Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party employer; during this period, Viacom will pay an amount equal to the applicable COBRA premiums (or such other amounts as may be required by applicable law) (which amount will be included in your income for tax purposes to the extent required by applicable law); at the end of such period, you may elect to continue your medical and dental insurance coverage at your own expense for the balance, if any, of the period required by law;

            (vi) life insurance coverage as set forth in paragraph 4(b) until the end of the Employment Term (the amount of such insurance to be reduced by the amount of any insurance provided by a new employer);

            (vii) the following with respect to grants to you under the LTMIP
                  Plans:

                  (x) stock options granted to you under the LTMIP Plans which are exercisable on or prior to the date of the termination of your employment under paragraph 8(b) or 8(c) or that would have vested and become exercisable on or before the last day of the Employment Term will be exercisable until six (6) months after the date of such termination or, if earlier, the expiration date of the stock options; and

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Philippe P. Dauman
January 1, 1996
Page 11


                  (y) stock options that would have been granted to you under the LTMIP Plans pursuant to paragraph 3(d)(ii) shall be granted as of the date of termination of your employment with an exercise price equal to the closing price of the Class B Common Stock on the date of grant and such options will be exercisable during the period commencing six (6) months after the date of grant (or such earlier date as may be permitted under the LTMIP Plans) and ending one (1) year after the date of grant;

           (viii) a supplemental pension benefit calculated in accordance with the terms of the Excess Pension Plan and paragraph 4(c) as though you were employed through the end of the Employment Term; and

            (ix) provision of an appropriate office and secretarial assistance for up to six (6) months after the termination of your employment;

provided, however, you shall be required to mitigate the amount of any payment provided for in (i), (ii), (iii) and (iv) of this paragraph 8(d) by seeking other employment and the amount of any such payment provided for in (i), (ii),
(iii) and (iv) (but only with respect to Deferred Compensation attributable to the period after the termination occurs) shall be reduced by any employment compensation earned by you except that mitigation shall not be required for twenty-four (24) months after the termination of your employment or for the period commencing with the termination of your employment and ending on the last day of the Employment Term, whichever is shorter. The payments provided for in
(i) above are in lieu of any severance or income continuation or protection under any Viacom plan that may now or hereafter exist. The payments and benefits to be provided pursuant to this paragraph 8(d) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Viacom to you under this Agreement.

      (e) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical, dental and life insurance and Excess Pension Plan benefits), coverage under all Viacom benefit plans and programs (including, without limitation, vacation, 401(k), excess 401(k) and pension plans, LTD and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

      (f) Non-Renewal. In the event that Viacom does not extend or renew this Agreement at the end of the Employment Term on no less favorable terms, the vesting of all stock options granted under the LTMIP Plans that are not

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Philippe P. Dauman
January 1, 1996
Page 12


exercisable as of the end of the Employment Term shall be accelerated and such stock options, together with all stock options granted under the LTMIP Plans which are exercisable at the end of the Employment Term, will be exercisable until six (6) months after the end of the Employment Term or, if earlier, the expiration date of the stock options.

      9. Death. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs, a pro-rated Target Bonus and pro-rated Deferred Compensation for the calendar year in which the death occurs and Deferred Compensation attributable to prior calendar years payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the following calendar year. In addition, the vesting of all stock options granted under the LTMIP Plans that are not exercisable as of the date on which the death occurs shall be accelerated, and your beneficiary or estate shall be entitled to exercise such stock options, together with all stock options that are exercisable as of the date of death, for one (1) year after the date of death or, if earlier, the expiration date of the stock options.

      10. Section 317 and 507 of the Federal Communications Act. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Viacom for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Viacom and/or any of its affiliates.

      11. Equal Opportunity Employer. You acknowledge that Viacom is an equal opportunity employer. You agree that you will comply with Viacom policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

      12.   Indemnification.

            (a) Viacom shall indemnify and hold you harmless, to the maximum extent permitted by law and by the Restated Certificate of Incorporation and/or the Bylaws of Viacom, against judgments, fines, amounts paid in settlement of and reasonable expenses incurred by you in connection with the defense of any action or proceeding (or any appeal therefrom) in which you are a party by reason of your position as Deputy Chairman and Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of Viacom or by reason of any prior positions held by you with Viacom, or for any acts or omissions made by you in good faith in the performance of any of your duties as an officer of Viacom.

            (b) To the extent that Viacom maintains officers' and directors' liability insurance, you will be covered under such policy.

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Philippe P. Dauman
January 1, 1996
Page 13


      13. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party. Any notice given by mail shall be deemed to have been given three days following such mailing.

      14. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or Viacom except that Viacom may assign this Agreement to any affiliate of or any successor in interest to Viacom.

      15. New York Law, Etc. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought in the state or federal courts located in the City of New York.

      16. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on Viacom to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

      17. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

      18. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

Philippe P. Dauman
January 1, 1996
Page 14


      19. Supersedes Previous Agreement. This Agreement supersedes and cancels all prior agreements relating to your employment by Viacom or any of its affiliates, including, without limitation, the employment agreement with Viacom, dated as of February 1, 1993, as amended as of April 1, 1994. Notwithstanding the preceding sentence, this Agreement is not intended, and shall not be construed, to affect your rights in any compensation or benefits that have been granted or accrued prior to the beginning of the Employment Term .

      If the foregoing correctly sets forth our understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

                                       Very truly yours,

                                       VIACOM INC.


                                       By:   /s/ Sumner M. Redstone
                                          --------------------------------
                                          Name:  Sumner M. Redstone
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer


ACCEPTED AND AGREED:


/s/   Philippe P. Dauman
- ----------------------------
     Philippe P. Dauman